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                                                                  EXHIBIT 10.40


                                  Exhibit A

                            NOMINATION AGREEMENT

     THIS NOMINATION AGREEMENT (this "Agreement") is made and entered into as of the ___ day of ______________, 1994, by and between MOMED HOLDING CO., a Missouri corporation ("MOMED"), and MISSOURI STATE MEDICAL ASSOCIATION, a Missouri not-for-profit corporation ("MSMA").

                                  RECITALS

     A. MOMED and MSMA entered into that certain Share Exchange Agreement Dated July 21, 1994 (the "Share Exchange Agreement"), wherein MSMA has agreed to transfer to MOMED the 24,185 shares of MOMED's Class B Common Stock owned by MSMA and MOMED has agreed to issue to MSMA 24,185 shares of MOMED's Class A Common Stock and 24,185 shares of its Class C Common Stock.

     B. In connection with the Share Exchange Agreement, MOMED desires to assist MSMA in directly participating in the management of MOMED through the nomination of at least one (1) MSMA representative at each annual election of Directors of MOMED.

     C. The Board of Directors of MOMED has determined that it is in the best interests of MOMED to include on the Board an otherwise qualified representative of MSMA, all on the terms and conditions set forth in this Agreement.

     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties hereto agree as follows:

     1. Nomination Covenants. During the term of this Agreement, the MSMA Council shall submit annually, in writing, on or before December 1 of each year, the name of a candidate (the "MSMA Candidate") to the MOMED Nominating Committee for election to the MOMED Board of Directors. The MSMA Candidate must be, or must have been, an active officer or member of the MSMA Council or other person reasonably acceptable to MOMED. Subject to the exercise in good faith of its responsibilities to MOMED and its shareholders, giving due consideration to MOMED's relationship with MSMA and the intent of this Agreement, the MOMED Nominating Committee shall include the name of the MSMA Candidate so submitted as one of its nominees for election to the MOMED Board of Directors that year, and shall, in each year, nominate only that number of candidates for election to the MOMED Board of Directors as shall equal the total number of Directors to be elected for such year. The MOMED Nominating Committee shall place no name in opposition to the MSMA Candidate.

     2. Proxy Materials. The name of the MSMA Candidate shall be included as a management nominee in the Proxy Statement circulated in advance of the annual meeting of the MOMED shareholders (the "Annual Meeting"). During the Term of this Agreement, all proxies relating to the election of MOMED Directors that are distributed to MOMED shareholders in connection with each Annual Meeting shall contain a statement notifying the MOMED shareholders that if a proxy is returned without express directions from the shareholder to the contrary, MOMED management will vote the proxy cumulatively "For" all named nominees in such manner as MOMED management shall determine. MOMED management shall vote such proxies cumulatively in such manner as in the opinion of MOMED management will assure the election of the MSMA Candidate.

     3. Composition of the MOMED Board. During the term of this Agreement, each member of the MOMED Board of Directors shall serve a term of three (3) years. At least five (5) but no more than six (6) Directors shall be elected to the MOMED Board of Directors at each Annual Meeting, and the size of the MOMED Board of Directors shall not be permitted to exceed eighteen (18) Directors.

     4. Issuance of Additional Shares. MOMED may issue additional shares, warrants, rights or options during the term of this Agreement, provided that the effect of such issuance, taking into account the Voting Agreement of even date herewith (the "Voting Agreement") among MOMED, MSMA and certain shareholders of MOMED, does not dilute MSMA's right to elect one (1) Director to the MOMED Board of Directors each term. MOMED shall not issue additional shares, warrants, rights or options which dilute the right of MSMA (taking into account the Voting Agreement) to elect one (1) Director to the MOMED Board of Directors each term without the prior written consent of the MSMA Executive Committee, which consent shall be timely and shall not be unreasonably withheld, it being the intent and agreement of the parties that MSMA's right to elect one (1) Director for each term, as provided herein, shall not be diluted.

     5. Limitation of MSMA Ownership. During the term of this Agreement, including any extensions or renewals hereof, MSMA shall not, without the consent of a majority of the MOMED Board of Directors, directly or indirectly, acquire additional shares of the Class A Common Stock of MOMED so as to increase its percentage ownership of the outstanding Class A Common Stock of MOMED to more than fifteen percent (15%). In the event that MSMA's percentage ownership of the MOMED Class A Common Stock should be increased on account of any redemption of outstanding stock by MOMED, a reorganization of the capi-


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tal structure of MOMED or any other action of MOMED or its shareholders (other than MSMA), MSMA shall not be deemed in default of this Paragraph 5.

     6. Term. The term of this Agreement shall begin on the closing of the transactions contemplated in the Share Exchange Agreement and shall expire sixty (60) months thereafter, but may be renewed or extended by agreement of MOMED and MSMA. Any renewal or extension of this Agreement must be agreed upon, in writing, at least six (6) months prior to the end of the term of this Agreement. Failure to renew or extend this Agreement as provided in this Paragraph 6 shall cause this Agreement to automatically expire and to be of no further force or effect.

     7. Shareholder Approval. This Agreement shall, with the full support of MOMED management, be presented to the MOMED shareholders for approval at the 1994 Annual Meeting of Shareholders.

     8. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussion, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

     10. Captions. The captions used herein are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     11. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof (other than by written waiver) shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by all of the parties hereto.

     12. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not inclusive; and (d) words in the singular may include the plural and in the plural include the singular.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

     15. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Missouri. This Agreement may not be assigned by any of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        MOMED HOLDING CO.



                                        By:
                                            ---------------------------------
                                            Richard V. Bradley, M.D.,
                                            President and Chief
                                            Executive Officer


                                        MISSOURI STATE MEDICAL ASSOCIATION



                                        By:
                                            ---------------------------------
                                            H. Jerry Murrell, M.D., President


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